THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

DISSIDENT PROXY CIRCULAR

SUPPLEMENTAL INFORMATION

In Connection With The Special Meeting Of Shareholders Of

GOLDCORP INC.

To Be Held On February 10, 2005

Recommending Shareholders Of Goldcorp Inc.

VOTE AGAINST

The Resolution Concerning The Issuance Of Common Shares

Of Goldcorp Inc. In Connection With The Offer Made By
Goldcorp Inc. To Acquire All Of The Common Shares Of
Wheaton River Minerals Ltd.

      This is Supplemental Information to the dissident proxy circular (the “Dissident Circular”) dated January 17, 2005 that was prepared by Glamis Gold Ltd. (“Glamis”). The Dissident Circular solicits BLUE proxies AGAINST the resolution (the “Wheaton River Resolution”) proposed by management of Goldcorp Inc. (“Goldcorp”) to issue up to 200,000,000 common shares of Goldcorp in connection with Goldcorp’s offer dated December 29, 2004 to acquire all of the outstanding common shares of Wheaton River Minerals Ltd. (“Wheaton River”). The Wheaton River Resolution will be voted on at the meeting of shareholders of Goldcorp to be held on Thursday, February 10, 2005 (the “Goldcorp Meeting”). In order to be approved, the Wheaton River Resolution must be passed by the affirmative vote of a majority of the votes cast by holders (the “Goldcorp Shareholders”) of Goldcorp common shares (the “Goldcorp Shares”), in person or represented by proxy, at the Goldcorp Meeting.

      On January 7, 2005, Glamis made an offer (the “Glamis Offer”) to acquire all of the Goldcorp Shares on the basis of 0.89 of a common share of Glamis (the “Glamis Shares”) for each Goldcorp Share. It is a condition of the Glamis Offer that Goldcorp Shareholders DO NOT APPROVE the Wheaton River Resolution. If the Wheaton River Resolution is approved by Goldcorp Shareholders, a material condition to the Glamis Offer will not be satisfied and the Glamis Offer will not proceed. Please follow the instructions set forth under “General Proxy Information — Appointment of Proxies” in this Supplement and in the Dissident Circular with respect to depositing a proxy.

      Tendering your Goldcorp Shares to the Glamis Offer will not count as a vote against the Wheaton River Resolution. You are therefore encouraged to vote against the Wheaton River Resolution even if you have already deposited or intend to deposit your Goldcorp Shares to the Glamis Offer.

      You may oppose the Wheaton River Resolution even if you have previously deposited a proxy or given voting instructions in support thereof. See “How To Vote Against the Wheaton River Resolution” below.

      Glamis is soliciting BLUE forms of proxy from the Goldcorp Shareholders to vote AGAINST the Wheaton River Resolution.

January 27, 2005

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

SUPPLEMENTAL INFORMATION IN RELATION TO

THE DISSIDENT PROXY CIRCULAR OF GLAMIS GOLD LTD.

      This is Supplemental Information to the Dissident Circular prepared by Glamis in connection with its solicitation of proxies to be used at the Goldcorp Meeting. Goldcorp has rescheduled the Goldcorp Meeting, which was originally to be held on January 31, 2005, to Thursday, February 10, 2005. This Supplemental Information forms part of and is to be read together with the Dissident Circular. The Dissident Circular and the Glamis Offer are available at www.sedar.com and at www.sec.gov. Goldcorp Shareholders are encouraged to read the Dissident Circular and this Supplemental Information in their entirety. All dollar amounts are in U.S. dollars unless otherwise stated.

RESPONSE OF GLAMIS TO GOLDCORP DIRECTORS’ CIRCULAR

AND SUPPLEMENTAL MANAGEMENT INFORMATION CIRCULAR

      The Glamis Offer was made on January 7, 2005. In a Directors’ Circular and Supplemental Management Information Circular (the “Goldcorp Directors’ Circular”) dated January 20, 2005, the directors of Goldcorp formally responded to the Glamis Offer by recommending, though not unanimously, the rejection of the Glamis Offer. Glamis is providing the following Supplemental Information to respond to certain of the statements made in the Goldcorp Directors’ Circular and to assist Goldcorp Shareholders in their review of both the Glamis Offer and the alternative proposal of Goldcorp to acquire all the shares of Wheaton River.

      Glamis is a pure gold producer committed to providing investors superior leverage to the price of gold through unhedged, low-cost gold production. For the reasons presented below, in the Dissident Circular and in the Glamis Offer, Glamis believes that the combination of Glamis and Goldcorp is far superior to the proposed combination of Goldcorp and Wheaton River and represents a unique opportunity to create a world-class, pure gold producer by combining the strengths of Glamis and Goldcorp.

Goldcorp is Focused on the Past — It is Future Performance that Drives Value

      In many of its public pronouncements in respect of the Glamis Offer, Goldcorp has focused on the past and has concentrated its attention on historical pro forma information. Glamis believes that it will be future financial performance that will drive value. To that end, Glamis has invested $272 million in mine development over the past three years to support its future financial growth.

      Based on an average of estimates provided by various analysts’ reports (BMO Nesbitt Burns Inc., Canaccord Capital Corporation, CIBC World Markets Inc., Research Capital Corporation, Scotia Capital Inc. and, only as to net asset value per share, UBS Securities Canada Inc.) a Glamis/ Goldcorp combination is expected to provide significant financial benefits to Goldcorp Shareholders as follows:

•	approximately 12.6% accretion to net asset value per share;

•	approximately 58% expected cash flow from operations per share growth from 2005 to 2007; and

•	approximately 83% expected earnings per share growth from 2005 to 2007.

      Based on gold reserves of Glamis and Goldcorp as at December 31, 2003, the Glamis/Goldcorp combination provides an approximate 24% accretion to gold reserves per share for Goldcorp Shareholders.

      This expected growth will support Glamis management in recommending a combined Glamis/ Goldcorp dividend policy.

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

A Pure Gold Company is a Better Investment

      A Glamis/ Goldcorp combination is a pure gold play, as contrasted with a Goldcorp/ Wheaton River combination that includes significant copper exposure. Goldcorp’s investor presentation made in connection with its proposed acquisition of Wheaton River, discloses that mines comprising 52% of Wheaton River’s net asset value produce significant amounts of copper. On the basis of Goldcorp’s articulated focus on gold production, Glamis believes Goldcorp Shareholders bought Goldcorp for its pure gold focus. Based on Wheaton River’s actual average realized copper price of $1.31 per pound for the nine month period ended September 30, 2004, copper would have accounted for approximately 31% of revenue during this period for a combined Goldcorp/ Wheaton River. This is significantly more than the 19% of revenue from copper production projected in 2006 for Goldcorp/ Wheaton River that Goldcorp has used in its investor presentation. Goldcorp assumes in its presentation a copper price for 2006 of only $0.95 per pound (which is approximately 35% lower than the copper price of $1.46 per pound on January 26, 2005).

      As illustrated by the following chart, pure gold companies get a superior valuation multiple from the market in contrast to companies that have copper or other base metals.

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

The Glamis Offer Will Pay You a Premium

      Glamis is offering Goldcorp Shareholders a significant premium. This premium is reflected in the current Goldcorp Share price. The Glamis Offer represented a 22.6% premium for Goldcorp Shareholders based on the volume-weighted average trading price for both companies for the 30 trading days on the New York Stock Exchange (the “NYSE”) immediately before the announcement of the Glamis Offer on December 16, 2004. By contrast, a Goldcorp/Wheaton River combination requires Goldcorp to pay a premium to shareholders of Wheaton River. The chart below illustrates the value of the Glamis premium at announcement compared to the Goldcorp trading price on the NYSE for the 12 months leading up to the announcement of the Glamis Offer. You will not have an opportunity to receive this premium if the Wheaton River Resolution is approved.

      Since the announcement of the Glamis Offer, Goldcorp’s share price has risen to reflect the exchange ratio under the Glamis Offer. If Goldcorp Shareholders approve the acquisition of Wheaton River, Glamis expects that the increase in Goldcorp’s share price will reverse itself and Goldcorp Shareholders will lose the premium. Since the announcement of the Glamis Offer, the Amex Gold BUGS Index (HUI) has declined by approximately 7.4%. Taking this into account, the effective premium represented by the exchange ratio in the Glamis Offer is still greater than 10% based on the closing price for Goldcorp shares on the NYSE on December 15, 2004, the last trading day immediately before the announcement of the Glamis Offer.

If You Want Higher Quality Mining Assets and Greater Growth, Vote No to Wheaton River and Choose the Glamis Offer

      The high quality mining assets of Glamis, when combined with the expected growth at Goldcorp’s Red Lake mine, will produce opportunities for enhanced valuations. Glamis’ newly commissioned El Sauzal mine is now built and in full production, and the Marlin project is ahead of schedule, fully financed and is expected

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

to be in full production this year. Glamis believes that each of its mining properties has excellent exploration potential and prospects for discovery and reserve expansion. With the Glamis/ Goldcorp combination, Goldcorp Shareholders will be able to participate in the exploration potential offered by the Marigold and El Sauzal mines and the Marlin and Cerro Blanco development projects.

      In contrast, Wheaton River’s Los Filos project in Mexico is already at least one quarter behind schedule and there still is no feasibility study or operating permit, nor have any proven or probable reserves been established for the project. Wheaton River’s current plans for its Amapari project in Brazil provide for gold recovery in excess of 90% from a heap leaching facility, based on a 70-day leach cycle using on-off leach pads. Glamis believes that the project will face technical challenges due to the high rainfall environment, logistical considerations connected with on-off leach pads and the planned recovery rate. In addition, approximately 52% of Amapari’s proven and probable reserves consist of sulphide ores about which Wheaton River has disclosed limited information.

Glamis Provides Accomplished and Committed Management

      A Glamis/ Goldcorp combination will deliver a professional, operations-oriented management team led by Glamis’ CEO, Kevin McArthur, an experienced mining professional with underground experience who has succeeded in both mine acquisitions and mine development and operations. Compare this to a Goldcorp/ Wheaton River combination which will install Ian Telfer as CEO. Mr. Telfer has no experience in building a mine or running a company that has built a mine and within the last 12 months has announced his intention to resign as CEO of Wheaton River. In addition, Rob McEwen has indicated that he will continue to have a significant role in a combined Goldcorp/ Wheaton River as chairman. Within the last 12 months, Rob McEwen also announced his intention to resign as CEO of Goldcorp.

HOW TO  VOTE AGAINST  THE WHEATON RIVER RESOLUTION

      If you support the Glamis Offer and you want to preserve your ability to tender to the Glamis Offer, VOTE AGAINST the Wheaton River Resolution by following the instructions under “General Proxy Information — Appointment of Proxies” on page 18 of the Dissident Circular and as summarized below under “General Proxy Information”. If you have already sent in a proxy voting for the Wheaton River Resolution, you may revoke it by sending in a BLUE proxy solicited hereunder by Glamis.

GENERAL PROXY INFORMATION

      The following is a summary of voting procedures and proxy information for the Goldcorp Meeting. A complete discussion of these voting procedures and proxy information, including how to appoint and revoke a proxy, can be found in the Dissident Circular. A BLUE proxy was previously distributed with the Dissident Circular. If you have already delivered a properly signed BLUE proxy voting AGAINST the Wheaton River Resolution, and you have not revoked it, it remains valid.

Shareholders Entitled to Vote at the Goldcorp Meeting

      Though the date of the Goldcorp Meeting has been changed, the record date for determining Goldcorp Shareholders entitled to notice of and to vote at the Goldcorp Meeting remains December 31, 2004 (the “Record Date”).

      If you wish to vote AGAINST the Wheaton River Resolution, you may do so by either:

(a)	Using the form of proxy or other voting procedures described in the Goldcorp management information circular and proxy statement dated December 31, 2004 and form of proxy for voting AGAINST the Wheaton River Resolution, or

(b)	Following the voting procedures given below for voting AGAINST the Wheaton River Resolution.

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

How to Vote if You Purchased Shares After the Record Date (December 31, 2004)

      If your Goldcorp Shares were acquired after the Record Date, you may still vote your Goldcorp Shares if you follow certain procedures. No later than 5:00 p.m. (Toronto time) on Monday, January 31, 2005, you must provide Kingsdale Shareholder Services Inc. and CIBC Mellon Trust Company, Goldcorp’s proxy solicitation agent for the Goldcorp Meeting and Glamis’ proxy tabulation agent, respectively, with a copy of

(a)	a properly endorsed Goldcorp share certificate or other evidence that you are the owner of the Goldcorp Shares such as a letter from your broker addressed to Goldcorp certifying that you are the owner of the Goldcorp Shares; and

(b)	a letter addressed to Goldcorp demanding that your name be included on the list of Goldcorp Shareholders entitled to vote at the Goldcorp Meeting.

      Completed documentation must be faxed to Kingsdale Shareholder Services Inc. at 1-866-545-5580 (toll free) with a copy to CIBC Mellon Trust Company at 1-866-781-3111 (toll free), then mailed or delivered both to Kingsdale Shareholder Services Inc., The Exchange Tower, 130 King Street West, Suite 2950, P.O. Box 361, Toronto, Ontario M5X 1E2 and to CIBC Mellon Trust Company, Proxy Department, 200 Queens Quay East, Unit 6, Toronto, Ontario, Canada M5A 4K9.

Appointment of Proxies

      The persons named as proxyholders in the accompanying BLUE form of proxy are C. Kevin McArthur, President and Chief Executive Officer of Glamis, Charles A. Jeannes, Senior Vice President Administration, General Counsel and Secretary of Glamis, and Clay Horner, partner at Osler, Hoskin & Harcourt LLP, special counsel to Glamis.

Registered Shareholders

      Registered Goldcorp Shareholders who wish to use Glamis’ form of BLUE proxy to vote AGAINST the Wheaton River Resolution, should carefully complete and sign their proxies in accordance with the instructions contained on the BLUE form of proxy in order to ensure that their proxies can be used at the Goldcorp Meeting. The accompanying BLUE form of proxy revokes any and all prior proxies given in connection with voting on the matters to be considered at the Goldcorp Meeting. A Goldcorp Shareholder has the right to appoint a person other than the persons designated above to attend and represent such Goldcorp Shareholder at the Goldcorp Meeting by inserting the name of its proxyholder in the blank space provided on the BLUE form of proxy or by completing another proper form of proxy. The person or company so designated need not be a Goldcorp Shareholder, but must attend the Goldcorp Meeting to vote on your behalf.

      Please sign and date the enclosed BLUE form of proxy and return it today (i) by fax (at the number specified below) and then (ii) by mail to the address specified in the enclosed envelope or by delivery to:

CIBC Mellon Trust Company

Proxy Dept.
200 Queens Quay East, Unit 6
Toronto, Ontario, Canada
M5A 4K9

TOLL FREE FAX: 1-866-781-3111

      To ensure your vote is counted, your BLUE proxy must be received by CIBC Mellon Trust Company no later than 9:00 a.m. (Toronto time) on February 7, 2005 in order to be deposited with Goldcorp’s registrar and transfer agent in time to be used at the Goldcorp Meeting, or, in the event of an adjournment or postponement of the Goldcorp Meeting, no later than 48 hours, excluding Saturdays and holidays before the time for holding the adjourned or postponed Goldcorp Meeting.

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

Non-Registered (Beneficial) Holders of Goldcorp Shares

      If your Goldcorp Shares are not registered in your name, you are a non-registered shareholder (“Non-Registered Holder”). If you are a Non-Registered Holder, your shares are most likely held in the name of an intermediary, such as, among others, banks, trust companies, securities dealers or brokers or trustees or administrators of self-administered RRSPs, RRIPs, RESPs and similar plans (each, an “Intermediary”). Generally, Non-Registered Holders who have not waived the right to receive meeting materials will either:

(a)	be given a proxy that has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise uncompleted, which form of proxy need not be signed by the Non-Registered Holder; or

(b)	more typically, be given a voting instruction form that must be completed and signed by the Non-Registered Holder in accordance with the directions on the voting instruction form (which may in some cases permit the completion of the voting instruction form by telephone and internet with the use of a control number provided on the voting instruction form).

      The purpose of these procedures is to permit Non-Registered Holders to direct the voting of the shares they beneficially own. Non-Registered Holders should carefully follow the instructions of their Intermediaries, including instructions regarding when and where the proxy provided by the Intermediary (or voting instruction form) is to be delivered.

Revocation of Proxies

Registered Shareholders

      A registered Goldcorp Shareholder who has submitted a proxy may revoke it by completing and signing a valid proxy bearing a later date and returning it to CIBC Mellon Trust Company, as described above.

Non-Registered (Beneficial) Holders of Goldcorp Shares

      A Non-Registered Holder of Goldcorp Shares may revoke a form of proxy or voting instruction form given to an Intermediary by contacting the Intermediary through which the Non-Registered Holder’s Goldcorp Shares are held and following the instructions of the intermediary respecting the revocation of proxies. In order to ensure that an Intermediary acts upon a revocation of a proxy form or voting instruction form, the written notice should be received by the Intermediary well in advance of the Goldcorp Meeting.

Voting of Shares Represented by Proxy

      Subject to the provisions of the Business Corporations Act (Ontario), Goldcorp Shares represented by properly executed proxies solicited by Glamis will be voted or withheld from voting in accordance with the instructions of the applicable Goldcorp Shareholder on any ballot that may be called for and where the Goldcorp Shareholder has specified a choice with respect to voting, the Goldcorp Shares will be voted accordingly. If no choice is specified in a deposited BLUE form of proxy, the Goldcorp Shares represented by such proxies will be voted “AGAINST” the Wheaton River Resolution.

      The enclosed BLUE form of proxy confers discretionary authority upon the persons named therein to vote in the judgment of such persons in respect of amendments or variations, if any, to matters identified in the Notice of Goldcorp Meeting and other matters, if any, which may properly come before the Goldcorp Meeting. As at the date hereof, Glamis is not aware of any such amendments, variations or other matters to be presented for action at the Goldcorp Meeting. If any amendment or variation or other matter should properly come before the Goldcorp Meeting, the Goldcorp Shares represented by such proxies will be voted on such matters in accordance with the best judgment of the proxy nominee.

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

SOURCE OF INFORMATION CONCERNING GOLDCORP AND WHEATON RIVER

      The information concerning Goldcorp and Wheaton River contained in this Supplement to the Dissident Circular has been taken from or is based upon publicly available documents or records on file with Canadian securities regulatory authorities and which are available at www.sedar.com and the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov. Although Glamis has no knowledge that would indicate that any statements contained herein which are taken from or based upon such documents and records or other public sources are untrue or incomplete, Glamis does not assume any responsibility for the accuracy or completeness of the information taken from or based upon such documents, records and public sources, or for any failure by Goldcorp or Wheaton River to disclose publicly events or facts which may have occurred or which may affect the significance or accuracy of any such information, but which are unknown to Glamis.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

      This solicitation of proxies in the United States is made with respect to securities of a Canadian foreign private issuer and is thus exempt from the requirements of Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended. This solicitation is made in accordance with Canadian corporate and securities laws and this Supplement to the Dissident Circular has been prepared in accordance with disclosure requirements applicable only in Canada.

      This Supplement to the Dissident Circular does not constitute an offer to buy or sell, or the solicitation of an offer to buy or sell, any of the securities of Glamis or Goldcorp. Such an offer or solicitation may be made in the United States only pursuant to a registration statement filed with the SEC. Glamis has filed with the SEC a Registration Statement on Form F-10, and has mailed the related offer to purchase and circular concerning the proposed business combination between Glamis and Goldcorp, together with any related documents, to Goldcorp Shareholders. Glamis has also filed with the SEC a Schedule TO concerning the proposed business combination. WE URGE GOLDCORP SHAREHOLDERS TO READ THE REGISTRATION STATEMENT, THE OFFER TO PURCHASE AND CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Goldcorp Shareholders may obtain the documents filed with the SEC, free of charge, at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Glamis are available free of charge from Glamis. You should direct requests for documents to Investor Relations, Glamis Gold Ltd., 5190 Neil Road, Suite 310, Reno, Nevada 89502, telephone (775) 827-4600. To obtain timely delivery, such documents should be requested no later than February 3, 2005, five business days before the Goldcorp Meeting.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

      This Supplement to the Dissident Circular, including the information incorporated by reference, contains forward-looking statements with respect to Glamis. Forward-looking statements include, but are not limited to, statements with respect to the future price of gold, the estimation of mineral reserves, the realization of mineral reserve estimates, the timing and amount of estimated future production, costs of production, capital expenditures, costs and timing of the development of new deposits, success of exploration activities, Glamis’ hedging practices, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims, limitations on insurance coverage and the timing and possible outcome of pending litigation. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variation of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Glamis to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the actual results of current exploration activities; actual results of current reclamation activities; conclusions

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

of economic evaluations; changes in project parameters as plans continue to be refined; future prices of gold; possible variations in ore grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the offer to purchase and circular. Although Glamis has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

GLAMIS GOLD LTD. DISSIDENT PROXY CIRCULAR

IN CONNECTION WITH THE SPECIAL MEETING OF SHAREHOLDERS OF

GOLDCORP INC.

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.

To ensure your vote will be counted at the Goldcorp Meeting, proxies must be received before

9:00 a.m. (Toronto Time) on Monday, February 7, 2005

ONLY THE LATEST DATED PROXY WILL BE COUNTED AT THE MEETING.

WHAT YOU MUST DO TO SUPPORT GLAMIS GOLD LTD.

In this package you should have received a duplicate BLUE proxy form along with the Supplemental Information to the Dissident Circular of Glamis dated January 27, 2005.

Your vote is important

1.	You are encouraged to discard management’s Green proxy card.

To vote AGAINST the Wheaton River Resolution you MUST execute a BLUE proxy Card.

2.	Complete the Enclosed BLUE proxy by marking AGAINST the Wheaton River Resolution.

3.	Sign and date the BLUE proxy and return it in accordance with the instructions on the reverse side of the proxy form.

4.	In many cases proxies may be faxed or voted by Internet or telephone. Theses methods are simple, convenient made available 7 days a week 24 hours a day and ensuring your vote is recorded immediately. We have also enclosed a prepaid envelope should these not be options available to you.

5.	If you have voted a Green or White management proxy and now wish to vote AGAINST the Wheaton River Resolution, execute and return the enclosed BLUE proxy, and this will revoke your previously submitted management proxy. Remember it is the latest dated proxy received that will be counted at the Goldcorp Meeting.

6.	Your proxy must be received by 9:00 a.m. (Toronto Time) on February 7, 2005.

If you are unclear about what to do, or need assistance in voting your shares TO ENSURE YOUR VOTE IS COUNTED please contact:

GEORGESON SHAREHOLDER

TOLL-FREE 1-877-288-7946

VOTE BLUE – VOTE TODAY!

YOUR VOTE IS EXTREMELY IMPORTANT. PLEASE SUBMIT YOUR BLUE PROXY TODAY.